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                                                                    Exhibit 23.4


                         INDEPENDENT AUDITORS' CONSENT


We consent to the use of our report dated June 15, 2001, except as to note 7 which is as of October 9, 2001, with respect to the balance sheets of North Star Steel Tubular Products as of May 31, 2001, 2000, and 1999, and the related statements of earnings, cash flows, and equity for each of the years in the three-year period ended May 31, 2001, which report appears in the Form S-4 of Lone Star Technologies, Inc. dated October 9, 2001 and to the reference of our firm under the heading "Experts."

                               /s/ KPMG LLP



October 9, 2001
Minneapolis, Minnesota